UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 15, 2006

BELLACASA PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street, Suite 4 Marlboro, Massachusetts 01752

(Address of Principal Executive Offices/Zip Code)

(508) 597-6330

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

            On September 15, 2006, Bellacasa Productions, Inc. (the "Company" or "Bellacasa") executed and entered into an agreement and plan of merger (the "Merger Agreement") with WiFiMed, Inc. ("WiFiMed"), a Delaware corporation, pursuant to which the Company and WiFiMed have set forth certain terms relating to a proposed reverse merger transaction between the parties (the "Reverse Merger"), whereby a new Bellacasa wholly-owned subsidiary, shall merge with and into WiFiMed, resulting in WiFiMed's becoming a wholly-owned subsidiary of the Company.  It is currently contemplated that the Company will not maintain any of its assets after the Reverse Merger, but that all assets after the Reverse Merger will be those acquired from WiFiMed as a result of the Reverse Merger.

            Pursuant to the Merger Agreement, in exchange for a wholly owned interest in WiFiMed, Bellacasa shall issue such number of shares of the Company's common stock representing approximately 86% of the outstanding common shares of the Company on a fully diluted basis after giving effect to the merger.  The Merger Agreement provides for Bellacasa, prior to the effective date, to implement a 10-to-1 reverse split of its common stock, which shall result in an aggregate of approximately 3,900,000 shares of Bellacasa common stock outstanding on a fully diluted basis immediately prior to the effective date of the Merger Agreement.  Assuming the completion of a 10-to-1 reverse stock split, the Company will issue approximately 23,957,150 shares of common stock to WiFiMed.

            Under the terms of the Merger Agreement all but one of Bellacasa's directors, on the effective date of the Reverse Merger, will be replaced by directors appointed by WiFiMed.  All of Bellacasa's officers would also resign, at that time, and be replaced by officers of WiFiMed.  The shareholders of WiFiMed would also be issued greater than 50% of Bellacasa's issued and outstanding shares of voting capital stock and would therefore effectively have control over the Company after the consummation of the Reverse Merger.  Mr. Marshall Sterman, currently the Company's President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors, also currently serves as Chairman of the Board of Directors of WiFiMed.

            In addition, at or prior to the closing of the Reverse Merger, the Company shall dispose of all of its assets, change its corporate name to WiFiMed Holdings Company, Inc., amend its certificate of incorporation to increase its authorized capital to 75,000,000 shares, and adopt a stock option plan approved by the Board of Directors of WiFiMed.  The asset sale, reverse split, name change, increase in authorized stock and adoption of a stock option plan require Bellacasa shareholder approval.  Bellacasa will either file an information statement or proxy statement with the SEC in order to complete these conditions to the Reverse Merger.

            The Merger Agreement may be terminated: (i) by mutual agreement of the parties; (ii) in the event of fraud by either party; (iii) due to a failure to obtain any required SEC approvals on or before November 30, 2006; or (iv) by breach of a material provision of the Merger Agreement.  Also, the Company may terminate the Merger Agreement if there is a material change in the business or financial condition of WiFiMed, and WiFiMed may terminate the Merger Agreement if the Company fails to file periodic reports with the SEC.

            WiFiMed is a provider of wireless patient information through its proprietary product Tablet MD™ which was developed to assist physicians and health care providers manage patient workflow.  Tablet MD operates on a Tablet PC and manages patient medical information, consultation notes, prescriptions, records, and charts utilizing proprietary technology which is the subject of pending patent applications.  Tablet MD has been designed to meet the Health Insurance Portability and Accountability Act (HIPAA) requirements and is designed to reduce medical errors, documentation time, overhead, and time spent filing insurance claims.  Tablet MD offers insurance coding and manages prescriptions and performs drug interaction reviews based on a patient's unique history.  WiFiMed commenced operations in October 2002 and is currently an early stage company with limited sales.  WiFiMed's executive offices are located in Marietta, Georgia.  The founder, president and chief executive officer of WiFiMed is Jeffrey A. Simon.

            There can be no assurances that a Reverse Merger or any similar transaction contemplated under the terms of the Merger Agreement will ever be consummated.  The Merger Agreement is attached as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

            Set forth below is a list of Exhibits included as part of this Current Report.

             (d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated September 15, 2006

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        BELLACASA PRODUCTIONS, INC.

                                                                        By:                   /s/ Marshall Sterman
                                                                                    Name:  Marshall Sterman
                                                                                    Title: President and Chief Executive Officer

                                                                        Dated:  September 18, 2006